Exhibit 19.1

PACKAGING CORPORATION OF AMERICA

INSIDER TRADING POLICY

December 7, 2011

This policy applies to all directors, officers, employees, consultants and contractors of Packaging Corporation of America and its subsidiaries (the “Company”), as well as their immediate family members sharing their household. This policy is designed to prevent insider trading or allegations of insider trading and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the General Counsel (the “Insider Trading Compliance Officer”), at 847-482-2418.

Adoption of Insider Trading Policy

The board of directors of the Company has adopted this Insider Trading Policy (the “Policy”) for our directors, officers, employees, consultants and contractors with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship. The Policy prohibits trading based on material, nonpublic information regarding the Company or those publicly traded companies with whom we have a business relationship.

Background

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing such information to others. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”) investigates insider trading violations. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously. Cases have been successfully prosecuted against employees with material, nonpublic information, including instances of trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares, with significant monetary and/or criminal consequences.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as criminal penalties of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment, regardless of whether your failure to comply with this Policy results in a violation of law.

Scope of Policy

Persons Covered. This policy applies to all directors, officers and employees of, or consultants or contractors to, the Company who receive or have access to material nonpublic information. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with the terms of this Policy.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. This Policy applies to all transactions in the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. Trading also includes certain transactions under Company plans, as follows:

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Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

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401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions do apply, however, to elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) make an

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intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Transaction Not Covered. If you own shares of a mutual fund that invests in the Company’s securities there are no restrictions on trading the shares of the mutual fund at any time.

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of any material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of any material nonpublic information about that company which you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others, and you may not recommend to anyone or express opinions about the purchase or sale of any securities when you are aware of material nonpublic information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

No Disclosure of Non-public Information. Non-public information relating to the Company is the property of the Company, and the unauthorized disclosure of that information is prohibited. All unauthorized persons are prohibited from disclosing information about the Company on the Internet, in forums such as chat rooms, Twitter, Facebook, Yahoo Message Boards, etc., or on blogs where companies and their prospects are discussed, regardless of the situation.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy. Every director, officer, employee, consultant and contractor of the Company has the individual responsibility to comply with this Policy against insider trading. From time to time you may have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the material nonpublic information and even though you believe that you may suffer from an economic loss.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s board of directors has adopted an Addendum to Insider Trading Policy that applies to directors, officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, and certain other designated individuals who have access to material nonpublic information about the Company (as determined by the Insider Trading Compliance Officer in consultation with the Chief Executive Officer). The Company will notify you if you are subject to the addendum.

The addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods (beginning 15 calendar days before the end of a quarter and ending after the first full trading day following the release of the Company’s earnings for that

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quarter) and during certain event-specific blackouts. Directors, executive officers of the Company and certain other designated individuals must also pre-clear all transactions in the Company’s securities with the Insider Trading Compliance Officer.

Definition of Material Nonpublic Information

Note that inside information has two important elements--materiality and public availability.

Material Information. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in deciding whether to buy, hold or sell a security. Similarly, any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

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Projections of future earnings or losses or other earnings guidance
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Financial results
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Earnings that are inconsistent with the consensus expectations of the investment community
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A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets
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A change in executive management
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Major events regarding the Company’s securities, including a stock split, the offering of debt or equity securities, a change in dividend policy or the commencement of any debt or equity repurchase program
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Financial or liquidity problems
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Actual or threatened litigation, or the resolution of such litigation
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New major contracts, order, suppliers, customer or finance sources, or the loss thereof

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully.

As a general rule, information is considered nonpublic until after the first full day of trading has elapsed following the release of the information. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.

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Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities related to the Company’s securities, on an exchange or in any other organized market.

Post Termination Transactions

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Insider Trading Compliance Officer. Do not try to resolve

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uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

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This Policy is dated December 7, 2011 and supersedes any previous policy of the Company concerning insider trading.

PACKAGING CORPORATION OF AMERICA

ADDENDUM TO INSIDER TRADING POLICY

Adopted December 7, 2011

Revised as of February 28, 2013

Conforming revisions made May 3, 2023

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the board of directors of Packaging Corporation of America (the “Company”) has adopted this Addendum to Insider Trading Policy. This addendum applies to directors, executive officers (“executive officers”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain designated employees and

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consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company (collectively, “covered persons”), as well as any Family Members of any covered person. “Family Members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, daughters-in-law, sons-in-law, sisters-in-law and brothers-in-law, to the extent sharing a household with the covered person.

The names of the covered persons subject to this addendum are listed on the attached Schedule I. The Company may from time to time designate other individuals who are subject to this addendum and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

This addendum is in addition to and supplements the Company’s Insider Trading Policy.

Pre-clearance Procedures

Directors, executive officers and such other covered persons as may be designated by the Insider Trading Compliance Officer, together with their Family Members, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, contribution to a trust or any other transfer, in each case, permitted under the Insider Trading Policy) without first obtaining pre-clearance of the transaction from the Company’s General Counsel (the “Insider Trading Compliance Officer”) or, in his absence, his designee. A request for pre-clearance should be submitted to Halane Young, Vice President of Compensation, or the Insider Trading Compliance Officer at least two business days in advance of the proposed transaction. The Insider Trading Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Insider Trading Compliance Officer may not trade in Company securities unless the Chief Executive Officer or the Chief Financial Officer of the Company, or, in his absence, his designee, has approved the trade(s) in accordance with the procedures set forth in this addendum. If pre-clearance is denied, that denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.

Blackout Restrictions

All covered persons, together with their Family Members, are subject to the following blackout restrictions.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, regardless of whether or not you are aware of any material nonpublic information, you may not engage in transactions in the Company’s securities during the period beginning 15 calendar days before the end of a quarter and ending after the first full trading day following the release of the Company’s earnings for that quarter. Prohibited transactions include any of the activities set forth below. Persons subject to these quarterly blackout periods include the persons

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currently listed on Schedule I attached to this addendum and all other persons who are informed by the Insider Trading Compliance Officer that they are subject to the quarterly blackout periods.

Transactions Prohibited During Quarterly Blackout Periods

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Any open market purchase or sale of Company securities, including any purchase or sale of Company securities through a broker
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Any exercise of stock options where all or a portion of the acquired stock is sold during the blackout period, including broker-assisted cashless exercise of an option
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Any “sell to cover tax liability” transaction on vesting PCA restricted stock, unless made pursuant to a written election not made during a blackout period and not made at a time when you are in possession of material nonpublic information
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Any switching of existing balances into or out of, or elections with respect to, the Company stock fund in the 401(k) plan or other benefit plan
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Any reinvestment of dividends payable on PCA common stock, unless made pursuant to a written election not made during a blackout period and not made at a time when you are in possession of material nonpublic information—any change in such an election may not be made during a blackout period

You may engage in the activities below with respect to the Company’s securities during quarterly blackout periods.

Transactions Permitted During Quarterly Blackout Periods

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Any exercise of stock options where no Company stock is sold in the market to fund the option exercise
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Any exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option upon exercise or withhold shares upon the vesting of restricted stock or stock based award
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Any periodic contributions to the Company stock fund in a 401(k) plan or other benefit plan pursuant to payroll deduction election
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Any transactions that comply with an existing 10b5-1 plan (discussed below) that was duly entered into in accordance with applicable securities laws, subject to the expiration of any waiting period therein.
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Bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell Company stock while the officer, employee or director is aware of material nonpublic information or during a quarterly blackout period.

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It should be noted that even outside of a blackout period, any person possessing material, nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until after the first full day of trading has elapsed following the public disclosure of that information. Although the Company may from time to time recommend that covered persons suspend trading outside of a blackout period because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities outside of a blackout period should not be considered a “safe harbor,” and all covered persons should use good judgment at all times.

Event-Specific Blackouts. The Company may on occasion issue potentially material information by means of a press release, SEC filing or other means designed to achieve widespread dissemination of the information. Trading may be prohibited while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few individuals. So long as the event remains material and nonpublic, the persons who are aware of the event may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Insider Trading Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Insider Trading Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Directors and executive officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation BTR, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Company Share Pledge Restrictions

In addition to any restrictions on hedging or short-sales of Company stock set forth in the Insider Trading Policy, executive officers and directors are prohibited from pledging Company securities as collateral for the securing of any obligation. Any pledges in effect: (i) at the time a person becomes an executive officer or director; or (ii) as of February 28, 2013 shall be removed by the director or executive officer within one year of the applicable time.

Exception for Approved 10b5-1 Plans

Trades by covered persons in the Company’s securities that are executed pursuant to an approved l0b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic

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information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Rule 10b5-1 includes certain other conditions and requirements that must be complied with, including, waiting periods prior to execution of trades, use of multiple plans, limits on single trade plans and required representations by certain officers and directors in connection with the plan.

The Company requires that all 10b5-1 plans adopted by directors and executive officers be approved in writing in advance by the Insider Trading Compliance Officer. 10b5-1 plans may only be adopted at a time when the person adopting the plan is not aware of material nonpublic information and may be subject to further timing restrictions imposed by the Insider Trading Compliance Officer and/or the executive officer’s broker executing such transaction(s).

Section 16 Beneficial Ownership Forms and Liability

Section 16(a) of the Exchange Act and the SEC’s rules thereunder require all of the executive officers, directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership.

A Form 3 must be filed within 10 days of becoming an executive officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

A Form 4 must be filed to report acquisitions and dispositions of Company securities, including, but not limited to, (a) any open market or private sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options); (c) any intra-plan transfers involving Company securities held under pension or retirement plans and (d) gifts of securities. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two business day filing requirement in the case of prearranged trading programs and any intra-plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the executive officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the executive officer or director is notified of the transaction. However, if the executive officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that executive officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an executive officer or

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director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an executive officer or director (e.g., an open market sale within six months of a purchase).

A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an executive officer or director at any time during the fiscal year to report (i) certain acquisitions of Company securities not otherwise required to be reported on a Form 4, (ii) certain miscellaneous transactions not otherwise required to be reported on a Form 4 and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the executive officer or director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.

Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. However, the Company endeavors to assist executive officers and directors in preparing and filing these forms. The Company can only facilitate compliance by executive officers and directors to the extent they provide the Company with the information required. The Company does not assume any legal responsibility in this regard.

Directors and executive officers are not permitted to engage in “short-swing” trading. Under Section 16(b) of the Exchange Act, any “profit” (broadly defined) realized by a reporting person on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company’s behalf. Liability under Section 16(b) is imposed in a mechanical fashion without regard to intent. All that is necessary for a successful claim is to show that a reporting person realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible in some instances for the Company to recover profits under Section 16(b) even though the reporting person sustained a net loss on the transactions. For example, a purchase at $100, followed by a sale at $40, followed by a purchase at $20, results in a Section 16(b) gain of $20.

Note that the beneficial ownership reporting requirements and the “short-swing” profit disgorgement provisions apply only to directors and “officers” of the Company. The term “officer” is specifically defined for Section 16 purposes, and includes, among others, all of the executive officers of the Company and the principal accounting officer of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the Insider Trading Compliance Officer.

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Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Company Assistance

Your compliance with this addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the Insider Trading Compliance Officer.

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Schedule I

Covered Persons

Name	Title
[list of covered persons is maintained in the legal department]

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